Exhibit 99.1

Solomon Closes Technipower Acquisition

TARPON SPRINGS, FL. August 17, 2006—Solomon Technologies, Inc. (OTCBB:SOLM) announced today that it has completed its acquisition of Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors. Technipower provides high value added, precision, direct current power supplies and power supply systems for applications where high reliability and ruggedness are critical. Technipower’s expertise in magnetics, high density circuit design and systems engineering is well established.

Solomon President Peter W. DeVecchis, Jr., said, “In closing on the Technipower transaction we bring to Solomon a deep reservoir of talent and technology. The combination of Solomon’s unique intellectual property with the well established reputation of Technipower in the power electronics design and manufacturing arena will provide us significant marketplace advantages. The combination should permit us to expand our system product offerings, open new market channels in the defense industry, and bring broadened engineering expertise and an ISO 9000 certified manufacturing facility to Solomon.” He continued, “As the first step in our announced plan to grow through acquisition as well as organically, Technipower provides us with a strong foundation for our acquisition activities. We will maintain Technipower’s operations in Danbury.”

Technipower President Anthony F. Intino commented, “The Technipower team is very excited about integrating its operations with Solomon and expanding the reach of Solomon’s intellectual property while continuing our organic growth. We see the combination of Technipower and Solomon as an important first step in Solomon’s long term growth strategy and expect the results to be beneficial to both company’s shareholders.”

Solomon purchased Technipower for $3 million in convertible redeemable preferred stock, common stock valued at $2.9 million and the assumption of certain liabilities totaling approximately $850,000, including approximately $700,000 outstanding under Technipower’s $1.5 million revolving credit facility.

Information about Solomon Technologies, Inc.:

Solomon Technologies, Inc. develops, licenses, manufactures and sells electric power drive systems, including those incorporating hybrid and regenerative technologies incorporating Solomon’s patented Electric Wheel™ and Electric Transaxle™, for marine, commercial, automotive, hybrid and all electric vehicle applications.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize the terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Solomon Technologies, Inc.
Peter DeVecchis, 727-934-8778
www.solomontechnologies.com
or
Crescent Communications
David Long, 203-226-5527
dglong@optonline.net
www.crescentir.com